UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

CUBESMART

CUBESMART, L.P.

(Exact Name Of Registrant As Specified In Charter)

Maryland (CubeSmart)	001-32324	20-1024732
Delaware (CubeSmart, L.P.)	000-54662	34-1837021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

460 E. Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087

(Address of Principal Executive Offices)

(610) 293-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

Financing Transactions

On April 2, 2012, CubeSmart (the “CubeSmart”) and CubeSmart, L.P. (the “Operating Partnership,” and together with CubeSmart, the “Company”), repaid $9.1 million of mortgage loans having a stated maturity of July 2012. On May 13, 2012, the Company repaid $74.5 million of mortgage loans having a stated maturity of August 2012. On June 1, 2012, the Company repaid $80 million of mortgage loans having a stated maturity of September 2012. The Company used available cash and borrowings under its $100 million unsecured term loan due 2017 and under its unsecured revolving credit facility to fund these debt repayments.

Storage Deluxe Property Acquisition

On April 25, 2012, as part of the Company’s $560 million acquisition of 22 Storage Deluxe Class A self-storage facilities located primarily in the greater New York City area, the Company closed on the purchase of one of the remaining two Storage Deluxe facilities that the Company had not yet acquired as of March 31, 2012 for an aggregate purchase price of $59.3 million (including the assumption of approximately $24.7 million in liabilities).  The Company used borrowings under its $100 million unsecured term loan due 2017 and under its unsecured revolving credit facility to fund this acquisition. The acquisition of the remaining Storage Deluxe property is expected to close during the second half of 2012, which will complete the Company’s acquisition of the entire Storage Deluxe portfolio.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBESMART

Date: June 19, 2012	By:	/s/ Jeffrey P. Foster
		Name:	Jeffrey P. Foster
		Title:	Senior Vice President, Chief Legal
Officer & Secretary

CUBESMART, L.P.

	By:	CubeSmart, its general partner

Date: June 19, 2012		By:	/s/ Jeffrey P. Foster
		Name:	Jeffrey P. Foster
		Title:	Senior Vice President, Chief Legal
Officer & Secretary